Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-3 (file no. 333-269337) of Altus Power, Inc. of our report dated April 7, 2023, on our audit of the combined financial statements of the Portfolio B Companies as of December 31, 2021 and for the year then ended.

We also consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (file no. 333- 262072) of Altus Power, Inc. of our report dated April 7, 2023, on our audit of the combined financial statements of the Portfolio B Companies as of December 31, 2021 and for the year then ended.

/s/ Mahoney Sabol & Company, LLP

Glastonbury, Connecticut
May 3, 2023